As filed with the Securities and Exchange Commission August 6, 2001.
File No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNION PLANTERS CORPORATION
(Exact Name of Issuer as Specified in its Charter)

Tennessee (State or Other Jurisdiction of Incorporation or Organization)	62-0859007 (I.R.S. Employer Identification Number)

7130 Goodlett Farms Parkway
Memphis, Tennessee 38018
(901) 580-6596
(Address, including zip code, and telephone number of Principal Executive Offices)

Jefferson Savings & Loan Association 401(k) Savings Plan
(Full Title of the Plan)

Copy to:

E. James House, Jr.
Secretary and Manager of the Legal Department
Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee38018
(901) 580-6596
(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered (1)	Per Unit (2)	Offering Price	Registration Fee (2)

Common Stock, $5.00 par value (including associated Preferred Share Rights)	200,000	$44.63	$8,926,000	$2,232

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2) Based on the average of the high and low prices of the Company’s common stock reported on the New York Stock Exchange on July 31, 2001, pursuant to Rule 457(c) and (h).

PART I. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

      The following documents filed by Union Planters Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

      (a) Our Annual Report on Form 10-K for the year ended December 31, 2000 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k), or (l) of Regulation S-K of the Commission shall not be deemed to be incorporated herein and is not part of the registration statement);

      (b) Our Current Reports on Form 8-K dated, January 18, 2001, February 23, 2001, March 6, 2001, April 19, 2001, June 20, 2001 and July 19, 2001;

      (c) The description of our current management and board of directors contained in our proxy statement filed pursuant to Section 14(a) of the Exchange Act for our Annual Meeting of Shareholders held on April 19, 2001;

      (d) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for the period since December 31, 2000;

      (e) Union Planters’ registration statement on Form 8-A dated January 22, 1999 (File No. 1-10160) in connection with Union Planters’ designation and authorization of its Series F Preferred Stock;

      (f) The description of our common stock contained in our registration statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description; and

      (g) The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2000 filed by Jefferson Savings Bancorp, Inc.

      All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

      Not applicable to this registration statement.

Item 5. Interests of Named Experts and Counsel

      The validity of the shares of Union Planters’ common stock offered pursuant to the registration statement will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation. E. James House, Jr. is an officer of and receives compensation from Union Planters Corporation.

Item 6. Indemnification of Directors and Officers

      The Restated Charter of Union Planters Corporation provides as follows:

      TWELFTH: INDEMNIFICATION OF CERTAIN PERSONS:

      To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

      Article V, INDEMNIFICATION, of Union Planters Corporation’s Amended and Restated Bylaws provides as follows:

      The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELVE of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

      Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the “Act”). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinary prudent men exercise under similar circumstances and in like positions.

      A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) a majority vote of a committee of the Board of Directors consisting of disinterested directors, (iii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iv) a vote to the shareholders.

Item 7. Exemption from Registration Claimed

      Not applicable to this registration statement.

Item 8. Exhibits

4.1	Amended and Restated Charter of Union Planters Corporation. (Incorporated by reference to Exhibit 3 to the Registrant’s Registration Statement on Form 8-A dated and filed January 22, 1999 (SEC File No. 001-10160))

4.2	Amended and Restated Bylaws of Union Planters Corporation. (Incorporated by reference to Exhibit 3(b) to the Registrant’s Quarterly Report on Form 10-Q for the quarter year ended September 30, 1999 (File No. 0-10160))

4.3	Rights Agreement, dated January 19, 1999, by and between Union Planters Corporation and Union Planters Bank, N.A. (Incorporated by reference to Exhibit 2 to the Registrant’s Registration Statement on Form 8-A dated and filed January 22, 1999 (SEC File No. 001-10160))

5.1	Opinion of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation, as to the validity of the shares of the Common Stock of Union Planters Corporation

23.1	Consent of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signature page)

      In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, the Company hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings

            (a) Union Planters Corporation hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply to the extent the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Union Planters Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Union Planters Corporation hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Union Planters Corporation pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 19th day of July, 2001.

UNION PLANTERS CORPORATION

By: /s/ JACKSON W. MOORE
Jackson W. Moore
Chairman of the Board, President and
Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jackson W. Moore and E. James House, Jr., and each of them, with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

The Company

      Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Name	Capacity	Date

/s/ JACKSON W. MOORE Jackson W. Moore	Chairman of the Board, President, Chief Executive Officer, Director	July 19, 2001

/s/ BOBBY L. DOXEY Bobby L. Doxey	Executive Vice President, Chief Financial Officer and Chief Accounting Officer	July 19, 2001

/s/ALBERT M. AUSTIN	Director	July 19, 2001
Albert M. Austin

/s/ GEORGE W. BRYAN	Director	July 19, 2001
George W. Bryan

/s/JAMES W. HARWOOD	Director	July 19, 2001
James E. Harwood

/s/ PARNELL S. LEWIS, JR	Director	July 19, 2001
Parnell S. Lewis, Jr.

/s/ JORGE M. PEREZ	Director	July 19, 2001
Jorge M. Perez

/s/ DR. V. LANE RAWLINS	Director	July 19, 2001
Dr. V. Lane Rawlins

/s/ JOHN R. ROBERTS	Director	July 19, 2001
John R. Roberts

/s/ DONALD F. SCHUPPE	Director	July 19, 2001
Donald F. Schuppe

/s/ DAVID M. THOMAS	Director	July 19, 2001
David M. Thomas

/s/ RICHARD A. TRIPPEER, JR	Director	July 19, 2001
Richard A. Trippeer, Jr.

/s/ SPENCE L. WILSON	Director	July 19, 2001
Spence L. Wilson

/s/ LOU ANN POYNTER	Director	July 19, 2001
Lou Ann Poynter

The Plan

      Pursuant to the requirement of the Securities Act of 1933, the trustees, (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Memphis, State of Tennessee, on July 31, 2001.

JEFFERSON SAVINGS & LOAN ASSOCIATION 401(k) SAVINGS PLAN

By: /s/ Tusa McNary Tusa McNary Plan Administrator

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Charter of Union Planters Corporation. (Incorporated by reference to Exhibit 3 to the Registrant’s Registration Statement on Form 8-A dated and filed January 22, 1999 (SEC File No. 001-10160))

4.2	Amended and Restated Bylaws of Union Planters Corporation. (Incorporated by reference to Exhibit 3(b) to the Registrant’s Quarterly Report on Form 10-Q for the quarter year ended September 30, 1999 (File No. 0-10160))

4.3	Rights Agreement, dated January 19, 1999, by and between Union Planters Corporation and Union Planters Bank, N.A. (Incorporated by reference to Exhibit 2 to the Registrant’s Registration Statement on Form 8-A dated and filed January 22, 1999 (SEC File No. 001-10160))

5.1	Opinion of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation, as to the validity of the shares of the Common Stock of Union Planters Corporation

23.1	Consent of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signature page)